Exhibit 99

NSD BANCORP, INC. ANNOUNCES SECOND QUARTER DIVIDEND

(Pittsburgh, PA)—On May 27, 2003, NSD Bancorp, Inc. declared a regular quarterly cash dividend of $0.22 per share, payable on June 30, 2003, to shareholders of record as of June 16, 2003. This dividend represents a 4.8% increase compared to the regular cash dividend that was declared for the fourth quarter of 2003.

NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $524 million in assets as of March 30, 2003. The Pittsburgh-based community bank currently operates twelve branch offices serving the City of Pittsburgh and northern suburbs.